Execution Version
SUPPLEMENTARY DEED TO CONTRIBUTION AGREEMENT
DATED March 28, 2024

BETWEEN
(1)BEKO B.V., a company incorporated in the Netherlands with registered number 34166639 and having its registered office at Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands and formerly known as “Ardutch B.V.” (“Ardutch”);
(2)ARÇELIK A.Ş. a company incorporated in Turkey with registered number 54957 and having its registered office at Sütlüce Karaağaç Caddesi No: 2/6 Beyoğlu 34445 Istanbul, Turkey (the “Ardutch Guarantor”);
(3)WHIRLPOOL EMEA HOLDINGS LLC, a Delaware limited liability company with registered number 722986 having its principal place of business at 2000 M-63 N, Benton Harbor, MI 49022 (“Whirlpool” and together with Ardutch, the “Sellers”);
(4)WHIRLPOOL CORPORATION a Delaware corporation with registered number 491117 having its principal place of business at 2000 M-63 N, Benton Harbor, MI 49022 (the “Whirlpool Guarantor” and together with the Ardutch Guarantor, the “Guarantors”); and
(5)BEKO EUROPE B.V., a company incorporated in the Netherlands with registered number 88850528 and having its registered office at Nieuwe Herengracht 119, 1011SB Amsterdam, Netherlands (the “Buyer”),
together, the "Parties".
WHEREAS
(A)On 16 January 2023, the Parties entered into a contribution agreement relating to: (i) the contribution of shares to the Buyer; and (ii) the formation of a joint venture, (as amended from time to time) (the “Contribution Agreement”).
(B)Pursuant to Clause 19.1 of the Contribution Agreement, unless otherwise agreed in writing between the Sellers, Whirlpool shall be liable for (amongst other things) satisfying the terms of any Whirlpool Awards and Whirlpool Award Payroll Costs. Further, pursuant to Clause 19.5 of the Contribution Agreement, the treatment of any annual discretionary bonus for any Whirlpool In-Scope Employee for the financial year in which Completion occurs will be agreed in principle between the Sellers before Completion. The Parties now wish to agree the treatment of such Whirlpool Awards, Whirlpool Award Payroll Costs and Whirlpool bonuses in accordance with the terms of this Deed.
(C)Pursuant to the terms Clause 18 and Paragraph 2.6 of Schedule 3 of the Contribution Agreement, Whirlpool shall indemnify and hold harmless the Buyer on demand (for itself and as agent and trustee for and on behalf of each Buyer Group Company) against all Losses suffered or incurred by a Buyer Group Company in respect of any liability of a Buyer Group Company arising out of or in connection with the investigation by the French Competition Authority (Autorité de la concurrence) into appliance manufacturers and retailers in France which commenced in 2013, in each case insofar as it relates to the Whirlpool Europe Business prior to Completion (and which includes, for the avoidance of doubt, any claim referred to in the Whirlpool Disclosure Letter) (the “FCA Indemnity”). The Parties now wish to agree, in accordance with the terms of this Deed, that an amount of EUR 62,500,000 is already held within the Whirlpool Europe Group Companies, and that such cash amount shall be provisioned exclusively to satisfy and discharge all or a certain amount of Whirlpool’s liability in respect of the FCA Indemnity (the “FCA Indemnity Retained Amount”).
(D)The Parties have also agreed, on the terms of this Deed, that Ardutch (or a member of the Ardutch Retained Group) shall, pre-Completion, contribute an amount of EUR 30,000,000 in cash to the Buyer (or any member of the Ardutch Europe Group) by way of a share premium contribution (the “Cash Contribution”) in accordance with the terms of this Deed and an Agreed Form share premium contribution agreement, dated on or about the date of this Deed, between Ardutch and the Buyer (the “Share Premium Contribution Agreement”).
1.DEFINITIONS AND INTERPRETATION
Capitalised terms used in this Deed shall, unless otherwise defined herein or the context otherwise requires, bear the meanings given to them in the Contribution Agreement.
2.EMPLOYEE BONUSES
2.1For the purposes of Clause 19 of the Contribution Agreement (and all other purposes), Whirlpool and Ardutch hereby agree that:
(a)Whirlpool shall procure that EUR 38,500,000 is left within the Whirlpool Europe Group as at Completion (the “Employee Costs Amount”) and provisioned exclusively (as at the date of Completion) to pay the Whirlpool Awards, Whirlpool Award Payroll Costs and other bonuses in the proportions set out in Schedule 1 to this Deed (the “Agreed Bonus Costs”);
(b)to the extent that Whirlpool has complied with its obligation above at Clause 2.1(a), following Completion, the Whirlpool Europe Group shall (and Ardutch shall procure that, post-Completion, a member of the Whirlpool Europe Group shall) utilise the Employee Costs Amount to make payment of the Agreed Bonus Costs, in accordance with the terms of this Deed, the relevant Whirlpool Incentive Plans and/or any incentives arrangements (including, without limitation, any retention payments or bonuses (whether in a cash or non-cash form)) and applicable Law, and no member of the Whirlpool Retained Group shall be liable to settle the Agreed Bonus Costs pursuant to the Contribution Agreement or otherwise, save where the aggregate value of the Whirlpool Awards, Whirlpool Award Payroll Costs and other bonuses exceeds the Agreed Bonus Costs amount (the “Excess Bonus Costs”), in which case Whirlpool shall be liable to settle the difference between the Agreed Bonus Costs and Excess Bonus Costs in accordance with Clauses 19.1 and 19.6 of the Contribution Agreement;
(c)for the avoidance of any doubt:
(i)each applicable Whirlpool Europe Group Company shall accrue necessary provisions for the Agreed Bonus Costs in its respective accounts as at Completion; and
(ii)the maximum aggregate liability of members of the Whirlpool Europe Group in relation to the payment to Whirlpool Technology Services Srl pursuant to Schedule 1 shall be in the amount of EUR9,000,000, which amount shall be inclusive of any VAT and out of pocket expenses;
(d)the definition of Net Debt in the Contribution Agreement in relation to the Whirlpool Europe Group shall be deemed for all purposes under the Contribution Agreement to exclude cash of an amount equal to the Employee Costs Amount, and the Estimated Closing Adjustments Statements and Final Closing Adjustments Statement shall reflect the exclusion of such amount; and
(e)to the extent that Whirlpool has complied with its obligation above at Clause 2.1(a), in the event the amount paid by the Whirlpool Europe Group is less than the value of the Agreed Bonus Costs, the Parties shall procure (so far as they are able under applicable Law) that the net amount of the difference between such amounts is transferred to Whirlpool (or its nominee) at no cost to Whirlpool (other than any Tax in relation to such transfer, including any deductions or withholdings required by Law to be made from such transfer for or on account of Tax). The provisions of Clauses 30.2 to 30.5 (inclusive) of the Contribution Agreement shall not apply to any such transfer.
3.FCA INDEMNITY – CASH ALLOCATION
3.1In relation to the FCA Indemnity, the Parties agree that:

(a)subject to Whirlpool complying with its obligation below at Clause 3.1(c), Whirlpool shall not be liable for the first EUR 62,500,000 of any Indemnity Claim(s) that would otherwise be payable by Whirlpool (following the application of any applicable limitations set out in the Contribution Agreement, including in Schedule 7) in connection with the FCA Indemnity;
(b)for the avoidance of any doubt, and subject to Whirlpool complying with its obligation below at Clause 3.1(c), Whirlpool shall:
(i)have no financial liability under the FCA Indemnity for any amounts below (or up to) the FCA Indemnity Retained Amount pursuant to the Contribution Agreement;
(ii)only be liable under the FCA Indemnity for any amounts in excess of the FCA Indemnity Retained Amount pursuant to the Contribution Agreement or otherwise; and
(iii)the applicable Whirlpool Europe Group Company shall accrue necessary provisions for the FCA Indemnity Retained Amount in its accounts as at Completion;
(c)Whirlpool shall procure that the FCA Indemnity Retained Amount is left within the Whirlpool Europe Group as at Completion and that such amount is provisioned exclusively (as at the date of Completion) to satisfy amounts payable in relation to the FCA Indemnity;
(d)the definition of Net Debt in the Contribution Agreement in relation to the Whirlpool Europe Group shall be deemed for all purposes under the Contribution Agreement to exclude cash of an amount equal to the FCA Indemnity Retained Amount, and the Estimated Closing Adjustments Statements and Final Closing Adjustments Statement shall reflect the exclusion of such amount; and
(e)subject to Whirlpool complying with its obligation above at Clause 3.1(c), in the event that all Indemnity Claims in connection with the FCA Indemnity are fully and finally settled, and the aggregate amount of such settlement(s) is less than the FCA Indemnity Retained Amount, the Parties shall procure (so far as they are able under applicable Law) that the net amount of the difference between such amounts is transferred to Whirlpool (or its nominee) at no cost to Whirlpool (other than any Tax in relation to such transfer, including any deductions or withholdings required by Law to be made from such transfer for or on account of Tax). The provisions of Clauses 30.2 to 30.5 (inclusive) of the Contribution Agreement shall not apply to any such transfer.
4.CASH CONTRIBUTION BY ARDUTCH
4.1Notwithstanding any restrictions (or provisions to the contrary) under the terms of the Contribution Agreement (including, but not limited to, under Schedule 1), the Parties agree that:
(a)Ardutch shall (or shall procure), prior to Completion, that Ardutch (or a member of the Ardutch Retained Group) makes an irrevocable and non-refundable cash contribution (in the form of a share premium contribution, without any obligation or right for the Buyer to pay any consideration or to issue any shares in return) to the Buyer of an amount equal to the Cash Contribution, on the basis that the Cash Contribution shall not constitute a breach of the Contribution Agreement or any other Transaction Document; and
(b)notwithstanding that the definition of Net Debt in the Contribution Agreement contemplates Net Debt in relation to the Ardutch Europe Group only, such definition shall for all purposes under the Contribution Agreement be deemed to include cash of an amount equal to the Cash Contribution, and the Estimated Closing Adjustments Statements and Final Closing Adjustments Statement shall reflect the inclusion of such amount.

5.MISCELLANEOUS
Clauses 1 (Definitions and Interpretation), 22 (Confidentiality and Announcements), 23 (Termination), 25 (Entire Agreement and Remedies), 27 (Waiver and Variation), 28 (Invalidity), 29 (Assignment), 31 (Notices), 32 (Costs), 33 (Rights of Third Parties), 34 (Counterparts), 35 (Governing Law and Jurisdiction) and 36 (Process Agent) of the Contribution Agreement shall apply mutatis mutandis to this Deed as if set out in full herein and references in them to “this Agreement” shall, for the purposes of this Deed, be deemed to be references to this Deed.

SCHEDULE 1 – AGREED BONUS COSTS

ITEM	AMOUNT (EUR)	EXPECTED PAYMENT DATE
Employee Retention Bonuses 1.1EUR 10,000,000 (payable to Whirlpool In-Scope Employees); 1.2EUR 9,000,000 (payable to Whirlpool Technology Services Srl)	19,000,000	May 2024
Gain Sharing and Remaining 2023 Bonus Payouts	13,000,000	April 2024
Q1 2024 Employee Bonus	6,500,000	April 2024
TOTAL	38,500,000

SIGNATURE PAGES
This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a deed by BEKO B.V. acting by Hakan Hamdi Bulgurlu and Fatih Kemal Ebiçlioğlu	/s/ Hakan Hamdi Bulgurlu
Signature Hakan Hamdi Bulgurlu
Name of signatory (print) Director
Title of signatory (print)

/s/ Fatih Kemal Ebiçlioğlu
Signature Fatih Kemal Ebiçlioğlu
Name of signatory (print) Director
Title of signatory (print)

[Signature page – Supplementary Deed to the Contribution Agreement]

EXECUTED as a deed by ARÇELIK A.Ş. acting by Hakan Hamdi Bulgurlu and Fatih Kemal Ebiçlioğlu	/s/ Hakan Hamdi Bulgurlu
Signature Hakan Hamdi Bulgurlu
Name of signatory (print) Director
Title of signatory (print)

/s/ Fatih Kemal Ebiçlioğlu
Signature Fatih Kemal Ebiçlioğlu
Name of signatory (print) Director
Title of signatory (print)

[Signature page – Supplementary Deed to the Contribution Agreement]

EXECUTED as a deed by WHIRLPOOL EMEA HOLDINGS LLC acting by Whirlpool Corporation, its sole member, acting by Marc Bitzer	/s/ Marc Bitzer
Signature Marc Bitzer
Name of signatory (print) CEO
Title of signatory (print)
EXECUTED as a deed by WHIRLPOOL CORPORATION acting by Marc Bitzer	/s/ Marc Bitzer
Signature Marc Bitzer
Name of signatory (print) CEO
Title of signatory (print)

[Signature page – Supplementary Deed to the Contribution Agreement]

EXECUTED as a deed by BEKO EUROPE B.V. acting by Hakan Hamdi Bulgurlu and Fatih Kemal Ebiçlioğlu	/s/ Hakan Hamdi Bulgurlu
Signature Hakan Hamdi Bulgurlu
Name of signatory (print) Director
Title of signatory (print)

/s/ Fatih Kemal Ebiçlioğlu
Signature Fatih Kemal Ebiçlioğlu
Name of signatory (print) Director
Title of signatory (print)
[Signature page – Supplementary Deed to the Contribution Agreement]|